EXHIBIT 2.3

ISSC Technologies Corp.
5F., No.5, Industry East 7th Road
Hsinchu Science Park, Hsinchu City 30077
Republic of China

May 22, 2014
Re: Guaranty Concerning Merger Agreement
Dear Sir,
This Guaranty ("Guaranty") is made as of May 22, 2014, by Microchip Technology Incorporated, a company organized and existing under the laws of the state of Delaware ("Guarantor") and the parent company of Merger Sub, to and for the benefit of ISSC Technologies Corp., a company incorporated and in existence under the laws of the Republic of China (the "ROC") with a principal place of business at 5F., No.5, Industry East 7th Road, Hsinchu Science Park, Hsinchu City 30077, ROC (the "Company") with respect to certain obligations of Microchip Technology (Barbados) II Incorporated, a company incorporated and in existence under the laws of the the Cayman Islands with its registered office at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, and having a branch office in the ROC at 30F-1, No.8, Min-Chuan 2nd Road, Kaohsiung, 80661, ROC ("Merger Sub").
WHEREAS, the Company and Merger Sub are entering into an agreement and plan of merger dated as of May 22, 2014 (the "Merger Agreement") regarding the Merger;
WHEREAS, Guarantor as the ultimate parent of Merger Sub will benefit by the Company and Merger Sub entering into the Merger Agreement and consummating the Merger; and
WHEREAS, in order to induce the Company to enter into the Merger Agreement with Merger Sub and consummate the Merger, Guarantor is willing to guarantee the obligations of Merger Sub under the Merger Agreement.
NOW THEREFORE, in consideration of the agreement of the Company to enter into the Merger Agreement with Merger Sub and consummate the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows. Capitalized terms not defined herein shall have the same meanings as those given to them under the Merger Agreement:

1.
Subject to the express limitations set forth herein, Guarantor irrevocably and unconditionally guarantees and undertakes, as a surety, the payment by Merger Sub of all sums payable by Merger Sub under the Merger Agreement and the performance, observance and compliance in all respects with all of the terms, conditions, representations, warranties, covenants, obligations, agreements and undertakings to be kept and performed by Merger Sub pursuant to or otherwise in connection with the Merger Agreement. Notwithstanding any other provisions in this Guaranty and except for the guaranty of the obligations of Merger Sub under Section 9.3(c) of the Merger Agreement, any rights of the Company arising from any provision of this Guaranty are subject to the satisfaction or waiver, as applicable, of each of the conditions precedent set forth in Article VIII of the Merger Agreement.

2.
Guarantor hereby covenants and agrees to and with the Company that if a default shall at any time be made by Merger Sub in the payment of any sums and charges payable by Merger Sub under the Merger Agreement, or, if a default by Merger Sub in the performance and observance of any of the terms, covenants, provisions or conditions contained in the Merger Agreement occurs, Guarantor shall, upon delivery of written notice from the Company, promptly forthwith pay such sums and charges then due and any arrears thereof.

3.
The liability of Guarantor under this Guaranty shall be primary, and in any right of action which shall accrue to the Company under the Merger Agreement, the Company may, at its option, proceed against Guarantor without having commenced any action or obtained any judgment against Merger Sub or any other person who may be liable under the Merger Agreement. Guarantor hereby waives the right to require the Company to proceed against Merger Sub to exercise any right or remedy under the Merger Agreement or to pursue any other remedy or to enforce any other right.

4.
Until all of the obligations of Merger Sub shall have been performed and all the payments have been made, the Guarantor shall not take any action which would prevent or interfere with the performance by Merger Sub of any of the obligations under the Merger Agreement and, regardless of any payments by the Guarantor hereunder, any claims of the Guarantor against Merger Sub for or on account of the granting of this Guaranty shall be subrogated to the claim of the Company, and no lien or other security of the Guarantor in relation hereof shall become enforceable against Merger Sub until such time as the obligations of Merger Sub have been performed and all the payments have been made pursuant to the Merger Agreement.

5.
Guarantor's liability hereunder shall continue until all sums due and owing the Company under the Merger Agreement have been paid in full in cash and all obligations of Merger Sub to be performed under the Merger Agreement have been performed.

6.
Guarantor hereby makes the following representations and warranties to the Company: (a) Guarantor (i) is a corporation duly formed, validly existing and in good standing under the laws of the state of Delaware, (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures that individually or in the aggregate, have not had, and would not reasonably be expected to materially impair the ability of Guarantor to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis; (b) Guarantor has all necessary corporate power and authority to execute and deliver this Guaranty and to perform its obligations hereunder, and to consummate the transactions contemplated hereby; (c) the execution, delivery and performance of this Guaranty by Guarantor and the consummation by Guarantor of the transactions contemplated hereby have been duly authorized by the board of directors of Guarantor, and no other corporate proceedings on the part of Guarantor are necessary to approve this Guaranty, or to consummate the transactions contemplated hereby; and (d) this Guaranty has been duly executed and delivered by Guarantor, constitutes a legal, valid and binding obligation of Guarantor, and is intended to be valid and enforceable against it in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity).

7.
All notices or other communications required or permitted hereunder shall reference this Guaranty, shall be in writing in the English language, shall be delivered personally, by facsimile (with confirming copy sent by one of the other delivery methods specified herein) or by overnight courier or by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or, if mailed, five Business Days after the date of mailing, as follows, if to Guarantor, to:

Microchip Technology Incorporated
2355 W. Chandler Blvd.
Chandler, AZ 85224, USA
Attention: Kim van Herk
Vice President, General Counsel and Corporate Secretary
Facsimile: 1- 480-792-4112

with copy (which shall not constitute notice) to:

Lee and Li, Attorneys-at-Law
9F, No. 201, Tun Hua N. Road
Taipei 105, Taiwan, R. O. C.
Attention: James Chan, Esq.
Facsimile: 886-2-2713-3966

8.	Guarantor may not assign or otherwise delegate any of its rights or obligations hereunder without first obtaining the Company's written consent thereto.

9.
This Guaranty and all disputes or controversies arising out of or relating to this Guaranty or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the ROC, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the ROC. Each of the parties irrevocably agrees that any dispute, legal action or proceeding arising out of or relating to this Guaranty brought by any party or its successors or assigns shall be brought and determined to be settled by binding arbitration in accordance with Section 10.6 of the Merger Agreement.

10.	This Guaranty shall constitute the entire agreement between Guarantor and the Company with respect to the subject matter hereof.

[Signature page follows.]

Microchip Technology Incorporated

By: /s/: James Eric Bjornholt

Signature Page
Guaranty Concerning Merger Agreement

ACKNOWLEDGED AND AGREED, this 22nd day of May 2014

ISSC Technologies Corp.

By: /s/: Max Wu

Signature Page
Guaranty Concerning Merger Agreement